EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 8, 2007, with respect to the balance sheet of Peplin, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-145266) and related Prospectus of Peplin, Inc. expected to be filed on or about November 9, 2007.
/s/ Ernst & Young
Brisbane, Australia
November 7, 2007